Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces Receipt of Notice from NYSE Regarding Continued Listing Standards

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

Houston, Texas — December 3, 2019 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”), a royalty trust formed by Pacific Coast Energy Company LP, announced today that it has received a notice from the New York Stock Exchange (“NYSE”) that the Trust has fallen below the NYSE continued listing requirement that the average closing price of the Trust’s units of beneficial interest be at least $1.00 per share, calculated over a period of 30 consecutive trading days. The Trust received the deficiency notice from the NYSE on November 27, 2019, and on December 3, 2019, the Trust acknowledged receipt of the notice.

Under the NYSE standards, the Trust can regain compliance with the minimum price continued listing requirement if, during the six-month period following receipt of the NYSE notice, on the last trading-day of any calendar month, the Trust’s units of beneficial interest have a closing price per unit and a 30 trading-day average closing unit price of at least $1.00. The Trust has no control at all over the trading price of the units, and does not intend to attempt to cause a reverse split of the units or other action in an effort to affect the trading price of the units.

During this period, the Trust’s units will continue to be traded on the NYSE, subject to compliance with other continued listing requirements. As previously disclosed, the Trust is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria outlined in Section 802.01E of the NYSE Listed Company Manual because the Trust failed to timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2019 (the “Form 10-Q”), and therefore the Trust has six months from November 12, 2019 to file the Form 10-Q with the Securities and Exchange Commission, subject to the NYSE’s discretion to extend the grace period for an additional six months or to commence delisting proceedings at any time. The Trust will be required to regain compliance with each of the foregoing continued listing requirements to avoid delisting.

No assurance can be given that the Trust will be able to regain compliance with the aforementioned listing requirements or maintain compliance with the other continued listing requirements set forth in the NYSE Listed Company Manual. If the Trust’s units of beneficial interest ultimately were to be suspended from trading on, and delisted from, the NYSE for any reason, it could have adverse consequences including, among others: lower demand and market price for the Trust’s units of beneficial interest; adverse publicity; and a reduced interest in the Trust from investors, analysts and other market participants.

This press release contains forward-looking statements, including all statements other than statements of historical fact. No assurances can be given that such statements will prove to be correct. Whether the Trust will be able to regain compliance with the listing requirements described above or maintain compliance with the other continued listing requirements set forth in the NYSE Listed Company Manual will be determined by factors outside of the control of the Trust and the trustee, including oil and gas commodity prices, actions of market participants, and whether the Trust is able to engage a suitable replacement for PricewaterhouseCoopers LLP to serve as the Trust’s independent registered public accounting firm. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trust and the trustee do not intend, and assume no obligation, to update any of the statements included in this press release.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

601 Travis Street, 16th Floor, Houston, TX 77002